Exhibit 2.1

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (this “Agreement”), is made as of this 23rd day of June, 2004 (the “Effective Date”), between SUNLAND TOWNE CENTRE ASSOCIATES, LTD., a Texas limited partnership, and DEL SOL JOINT VENTURE NO. 1, a Texas joint venture (herein, collectively, “Seller”), and KRG CAPITAL, LLC, an Indiana limited liability company (“Purchaser”).

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREINAFTER SET FORTH, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE MUTUAL RECEIPT AND LEGAL SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, SELLER AGREES TO SELL, AND PURCHASER AGREES TO PURCHASE, THE PROPERTY (AS HEREINAFTER DEFINED), ON THE FOLLOWING TERMS AND CONDITIONS:

1.                                       Sale-Purchase.  Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller, the following:  (a) approximately 38.084 acres of land, located in the City of El Paso, El Paso County, Texas, as more particularly described by metes and bounds on Exhibit “A”, and approximately 1.140 acres of land, located in the City of El Paso, El Paso County, Texas, as more particularly described by metes and bounds on Exhibit “A-1” appended hereto, together with all tenements, hereditaments, appurtenances pertaining thereto (collectively, the “Land”); (b) all buildings, structures, and improvements located on the Land, including, without limitation, the shopping center known as Sunland Towne Centre, and all of Seller’s right, title and interest in and to any and all fixtures attached thereto (collectively, the “Improvements”); (c) all equipment, machinery, apparata, appliances, and other articles of personal property owned by Seller, located on the Land, and used in connection with the operation of the Improvements (collectively, the “Personal Property”), and (d) all Approved Contracts (hereinafter defined); Leases (hereinafter defined), together with all current rents and additional rents and all appurtenant deposits, holdbacks or escrows (excluding, however, the Reserves, Tax and Insurance Escrow Fund and the Excess Account Proceeds hereinafter described); permits, approvals and licenses issued by any governmental authorities pertaining to the ownership, operation, use or maintenance of the Land and Improvements; books; records; the name “Sunland Towne Centre” and any logos, marks, fictitious business names and telephone numbers; manuals; warranties relating to the construction, maintenance, repair or replacement of the Improvements or Personal Property or any portion thereof; land, title or boundary surveys; architectural and engineering plans, specifications and drawings; soil studies; and hazardous waste reports and studies which Seller now owns, possesses or otherwise has available to it pertaining to the Land, the Improvements, the Personal Property and the construction, maintenance and operation thereof.  The Land, the Improvements and the Personal Property are hereinafter collectively referred to as the “Property”.

1.1                                 As Is Condition; Disclaimer.  PURCHASER ACKNOWLEDGES AND AGREES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON “AS IS”, “WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS” AS OF THE CLOSING DATE, EXCEPT AS PROVIDED IN SECTION 9.1(l) (q) AND (u).  PURCHASER ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY,

OTHER THAN THE WARRANTY OF TITLE AND THOSE REPRESENTATIONS SET FORTH IN SECTION 9.1 BELOW, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OF CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNED OR WITH RESPECT TO THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (A) THE CONDITION, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION, OF THE LAND OR THE IMPROVEMENTS LOCATED THEREON; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATIONS WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OR ANY APPLICABLE GOVERNMENTAL AUTHORITIES OR BODY, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT AND RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH, AND THE TEXAS ARCHITECTURE BARRIERS ACT AND RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH; (E) THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS AND REGULATIONS PROMULGATED THEREUNDER.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS BUYING AND IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND, EXCEPT AS PROVIDED IN SECTION 9.1 HEREOF, PURCHASER IS NOT RELYING ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION.

Purchaser hereby agrees to deliver to Seller at Closing a duly executed and acknowledged certificate, which reaffirms that the Property is being conveyed to Purchaser and that Purchaser is accepting title to the Property subject to the foregoing disclaimer (the

“Disclaimer Certificate”).  Seller and Purchaser further agree that the foregoing disclaimer shall survive the Closing of this transaction.

2.                                       Purchase Price.  The purchase price for the Property (the “Purchase Price”) is Thirty Two Million and 00/100 Dollars ($32,000,000.00), payable as follows:

2.1                                 Within three (3) Business Days after the Effective Date (a “Business Day” being any day other than (a) a Saturday or a Sunday, (b) a national holiday, or (c) a day on which banks are not required to be open for business within the State of Indiana), Purchaser shall deposit the amount of Three Hundred Thousand Dollars ($300,000.00) (the “Initial Deposit”), by wire transfer of immediately available federal funds to Del Norte Title Company, 7170 Westwind Drive, Suite 201, El Paso, Texas 79912, Attention: Teresa Darling, Escrow Officer (in such capacity, the “Escrow Agent”), which Initial Deposit shall be held by Escrow Agent in escrow pursuant to the provisions of Section 12 hereof.

2.2                                 In the event Purchaser does not terminate this Agreement on or before the expiration of the Inspection Period (as hereinafter defined) pursuant to Section 30 of this Agreement, Purchaser shall, within three (3) Business Days after the expiration of the Inspection Period, deliver an additional amount of One Hundred Thousand Dollars ($100,000.00) (the “Additional Deposit”; and together with the Initial Deposit and all interest thereon is referred to herein as the “Downpayment”), by wire transfer of immediately available federal funds to the order of Escrow Agent.  The Downpayment shall automatically become nonrefundable to Purchaser upon the expiration of the Inspection Period, unless Purchaser terminates this Agreement as otherwise provided herein, but shall be applied toward the Purchase Price at Closing and shall be credited first toward any portion of the Purchase Price payable in cash at Closing.

2.3                                 The Purchase Price, as adjusted for prorations, apportionments and other credits as herein provided, shall be paid or performed on the Closing Date (as hereinafter defined) as follows:

(a)                                  Purchaser’s assumption of and promise to pay all of the principal balance of the existing first mortgage loan ( the “Loan”), as of the Closing Date, and, except as provided in Section 16(e) below, on terms and provisions reasonably acceptable to Seller and Purchaser (the “Loan Assumption”); and

(b)                                 Purchaser’s payment of the difference between the Purchase Price and the principal balance of the first mortgage loan assumed by Purchaser pursuant to the Loan Assumption, paid by wire transfer of immediately available federal funds to the Escrow Agent (“Closing Funds”).

2.4                                 Seller hereby covenants and agrees that it will pay current all accrued interest and other charges due and payable on the Loan through and including the Closing Date.  If Seller fails to pay such accrued interest and other charges on or before Closing, Purchaser shall be allowed to deduct the total amount of such accrued interest and other charges from the Purchase Price due and payable to Seller at Closing.

3.                                       Closing Date.  The consummation of the transactions contemplated hereby (the “Closing”), shall take place at either (a) the offices of the Title Company, or (b) via an escrowed closing arrangement utilizing overnight delivery, wire transfer, and the services of Escrow Agent.  The closing date (“Closing Date”) shall be thirty (30) days after the later of (x) the date Purchaser receives the written consent of the holder of the existing first mortgage loan (“First Mortgage Lender”) to the Loan Assumption on terms and provisions reasonably acceptable to Seller and Purchaser or (y) the expiration of the Inspection Period, provided that Purchaser may designate any earlier date upon five (5) days’ prior written notice to Seller.  It is expressly agreed by Seller and Purchaser that time is of the essence with respect to Seller’s obligation to close this transaction on the Closing Date.

4.                                       Apportionments.  The following are to be apportioned or credited as of the Closing Date as more specifically provided in Exhibit B:

(a)                                  real property taxes and assessments of the state, county, municipality or other taxing authorities (“Taxes”);

(b)                                 fixed, escalation, additional and percentage rent, and all other charges under the Leases, if, as and when collected (all of the foregoing being collectively referred to as “Rents”);

(c)                                  common area maintenance charges and related charges, if, as and when collected (“Charges”);

(d)                                 fees under Approved Contracts;

(e)                                  Purchaser shall be entitled to a credit against the Purchase Price at Closing in an amount equal to the aggregate of all security deposits required to be held under the Leases and all allowances to which tenants remain entitled; and

(f)                                    all other items customarily apportioned in connection with the sale of similar properties similarly located.

5.                                       Closing Documents; Closing Deliveries and Closing Actions.

5.1                                 At the Closing, each Seller shall deliver to Purchaser the following, and, except as hereinafter provided, in form and substance reasonably acceptable to Seller and Purchaser:

(a)                                  a separate Special Warranty Deed (collectively, the “Deeds”), from each Seller duly executed by each Seller and acknowledged on behalf of each Seller, subject only to the Permitted Title/Survey Matters (as hereinafter defined).

(b)                                 subject to the terms of Section 5.1(a) above, a bill of sale (the “Bill of Sale”), executed by Seller;

(c)                                  a separate duly executed and acknowledged counterpart of an assignment and assumption of the Leases, including any security deposits thereunder or advance rent or other payments relating thereto, and the Approved Contracts from each Seller (collectively, the “Assignment and Assumptions”), containing (i) Purchaser’s agreement to indemnify, defend and hold Seller harmless for, from and against any and all losses, claims, liabilities, fees, costs or expenses (including, without limitation, reasonable attorney’s fees and court costs) arising out of conditions or facts affecting such Leases and Approved Contracts occurring after the Closing Date, and (ii) Seller’s agreement to indemnify, defend and hold Purchaser harmless for, from and against any and all losses, claims, liabilities, fees, costs or expenses (including, without limitation, reasonable attorney’s fees and court costs) arising out of conditions or facts affecting such Leases and Approved Contracts occurring prior to the Closing Dater;

(d)                                 a separate “non-foreign person affidavit” that meets the requirements of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, from each Seller and executed by each Seller;

(e)                                  a signed notice to each of the tenants of the Property (the “Notice to Tenants”), from each Seller and executed by each Seller;

(f)                                    to the extent applicable, all forms, affidavits and certificates required to be filed in connection with the imposition and/or payment of any and all State, County and local Conveyance Taxes (as later defined) with respect to the transactions set forth herein (collectively, the “Conveyance Tax Documents”), in proper form for submission, prepared, executed and acknowledged by each Seller;

(g)                                 the original estoppel certificates to the extent required to be delivered by Seller under Section 31 hereof;

(h)                                 to the extent requested by the Title Company, a vendor’s affidavit from each Seller sufficient to cause the Title Company to delete any general, standard, pre printed exceptions that may be deleted pursuant to applicable rules and regulations of the Texas Department of Insurance upon the execution and delivery of such affidavit;

(i)                                     the Owner Policy of title insurance in accordance with Section 6 below, and such documents (such as, without limitation, affidavits reasonably required by the Title Company regarding title or survey matters, partnership resolutions and certified organizational documents) as are reasonably required by the Title Company and/or Purchaser to evidence the authorization of the transactions contemplated by this Agreement and/or to issue a policy of title insurance in favor of the Purchaser;

(j)                                     to the extent available and not already provided by Seller to Purchaser, originals of all Leases, and any lease guarantees, amendments, modifications, certificates, memoranda, correspondence and other documents, either in paper or electronic format,  relating thereto, and all Approved Contracts;

(k)                                  to the extent available and not already provided by Seller to Purchaser, all original licenses, certificates and permits pertaining to the Property and required for the use or occupancy thereof;

(l)                                     to the extent available and not already provided by Seller to Purchaser, all books and records, including without limitation, appraisals and originals of warranties or guaranties from contractors, suppliers, manufacturers or dealers that remain in force;

(m)                               terminations of all contracts that are not Approved Contracts;

(n)                                 keys to all entrance doors to, and equipment and utility rooms located in, the Property;

(o)                                 a separate certificate from each Seller reaffirming all of Seller’s representations and warranties set forth herein;

(p)                                 evidence that the fee to the Broker (as later defined) has been fully paid by Seller;

(q)                                 such other documents, instruments and/or deliveries as are required to be delivered by Seller pursuant to the terms of this Agreement or as may be reasonably requested by Purchaser; and

(r)                                    a certified Rent Roll (defined hereafter) dated not more than two (2) days prior to Closing.

5.2                                 At the Closing, Purchaser shall deliver to Seller and/or First Mortgage Lender, as applicable, the following:

(a)                                  the Closing Funds;

(b)                                 any documents required by the First Mortgage Lender relating to the Loan Assumption, a copy of which documents shall be provided to Seller;

(c)                                  either (i) funds to the First Mortgage Lender equal to deposits, reserves or escrowed funds deposited in (i) the “Replacement Reserve Account” described in Section 7.4.1 of the Loan Agreement, and (ii) the “Rollover Reserve Account” described in Section 7.5.1 of the Loan Agreement (all of such deposits, reserves or escrowed funds paid or deposited by Seller with First Mortgage Lender pursuant to the Loan Documents through the Closing Date, together with all interest earnings thereon, are herein collectively referred to as “Reserves”) so as to enable the First Mortgage Lender to release such Reserves to Seller or (ii) funds in that amount to Seller in exchange for an assignment of all Seller’s right, title and interest in such Reserves held by the First Mortgage Lender;

(d)                                 the duly executed and acknowledged counterparts of the Assignment and Assumptions, executed by Purchaser;

(e)                                  the Notice to Tenants, executed by Purchaser;

(f)                                    to the extent applicable, the Conveyance Tax Documents, executed and acknowledged by Purchaser, each in proper form for submission;

(g)                                 a certificate reaffirming all of Purchaser’s representations and warranties set forth herein;

(h)                                 the Disclaimer Certificate;

(i)                                     such documents (such as, without limitation, limited liability company resolutions, and certified limited liability company organizational documents) as are reasonably required by Seller evidencing the authorization of the purchase of the Property by Purchaser and the delivery by Purchaser of all of the Closing documents required by this Agreement;

(j)                                     such other documents, instruments and/or deliveries as are required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller.

5.3                                 At the Closing, Seller and Purchaser shall each execute a closing statement drafted by the Title Company.

6.                                       Title Insurance and Survey Matters.

6.1                                 Within five (5) days after the Effective Date, Seller shall obtain and deliver to Purchaser, (i) a copy of a Commitment for Title Insurance for the issuance of an Owner Policy of Title Insurance (the “Owner Policy”), in the form approved by the Texas Department of Insurance, together with legible copies of each document referenced as an exception therein (the “Title Commitment”), issued by Del Norte Title Company, 7170 Westwind Drive, Suite 201, El Paso, Texas 79912, Attention: Teresa Darling, Escrow Officer (the “Title Company”), showing the condition of Seller’s title to the Property and any easements or other appurtenances benefiting the Property.  The Title Commitment shall be revised upon Purchaser’s request to reflect such available endorsements as Purchaser, First Mortgage Lender or other lenders may reasonably require.  Purchaser shall obtain at its expense a satisfactory staked survey of the Property, prepared and certified (to Purchaser, Title Company, the First Mortgage Lender and any other party designated by Purchaser) in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” jointly established and adopted by ALTA, ACSM and NSPS in its most current version, and including Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11, 13 and 16 from Table A thereof or, in the alternative, in any form acceptable to Purchaser (the “Survey”).

6.2                                 If the Title Commitment or the Survey discloses exceptions to any matters which are unacceptable to Purchaser (any such exception being referred to herein as an “Unpermitted Title/Survey Matter”), then Purchaser shall have the right to give Seller written notice of any such Unpermitted Title/Survey Matter on or prior to the later of (x) fifteen (15) days after Purchaser’s receipt of the Title Commitment and the Survey and

(y) the expiration of the Inspection Period (the “Title Objection Out Date”).  Any matters revealed by the Title Commitment or the Survey that are not objected to by Purchaser on or prior to the Title Objection Out Date shall be deemed “Permitted Title/Survey Matters”; except that none of the following matters shall be deemed to be a Permitted Title/Survey Matter hereunder: (a) any and all mortgages other than that held by the First Mortgage Lender, (b) any and all mechanic’s, materialmen’s or supplier’s liens, (c) any and all real estate taxes and assessments first due prior to the Closing Date other than taxes and assessments for the current year relating to the Property that are not yet due and payable, (d) any and all judgment liens, and (e) any and all other liens or security interests placed upon the Property by Seller or permitted or suffered to be placed upon the Property by Seller (collectively, the “Unpermittable Liens”).  Seller shall have ten (10) days following the receipt of any such written notice in which to give Purchaser written notice that Seller will either (a) cause such Unpermitted Title/Survey Matter(s) to be deleted as an exception from the Title Commitment and removed from the Survey or insured against by the Title Company or (b) not cause such Unpermitted Title/Survey Matter(s) to be deleted as an exception from the Title Commitment or removed from the Survey or insured against by the Title Company; provided, however, that Seller shall in all events satisfy, pay, bond over, or discharge any and all Unpermittable Liens.  If Seller gives written notice pursuant to clause (a), then Seller, at Seller’s sole cost and expense, will cause such Unpermitted Title/Survey Matter(s) to be deleted from the Title Commitment or removed from the Survey, or cause such Unpermitted Title/Survey Matter(s) to be insured against by the Title Company prior to the Closing Date.  If Seller (i) fails to give any such notice within said ten (10) day period, or (ii) properly gives notice pursuant to clause (b), then Purchaser will deliver written notice to Seller on or before the expiration of ten (10) days following such period either (X) terminating this Agreement or (Y) waiving the right to terminate this Agreement as a result of any such Unpermitted Title/Survey Matter(s).  If Purchaser elects to waive the right to terminate this Agreement as aforesaid, then any Unpermitted Title/Survey Matters, other than Unpermittable Liens, previously objected to by Purchaser shall become Permitted Title/Survey Matters. If Purchaser terminates this Agreement as aforesaid in this Section 6.2, then Seller and Purchaser shall direct the Escrow Agent to return the Downpayment to Purchaser, and neither party shall have any further obligation under this Agreement, except for any obligations which are to survive the termination of this Agreement as expressly set forth herein.

6.3                                 If any update of the Title Commitment or the Survey shows any new matters or conditions to which Purchaser objects, Purchaser shall deliver written notice thereof to Seller prior to the date five (5) days after Purchaser receives such update of the Title Commitment or the Survey (and if Purchaser fails to deliver such notice within such five (5) day period, then Purchaser shall be deemed to have accepted such matters or conditions as Permitted Title/Survey Matters).  Seller shall have five (5) days following the receipt of any such notice in which to give Purchaser written notice that Seller will either (a) cause such new matter or condition to be deleted from the Title Commitment, insured against by the Title Company or removed from the Survey, as the case may be, or (b) not cause such new matter or condition to be deleted from the Title Commitment, insured against by the Title Company or removed from the Survey, as the case may be; provided, however, Seller shall in all events satisfy, pay, bond over, or discharge any and all Unpermittable Liens.  If Seller gives notice pursuant to clause (a), then Seller, at its sole cost and expense, will cause such new matter or condition to be deleted from the Title Commitment and removed from the Survey, or cause such new matter or condition to be insured against by the Title Company prior to the Closing Date.  If Seller (i) fails to give any such notice within said five (5) day period, or (ii) properly gives notice pursuant to clause (b), then Purchaser will deliver notice to Seller on or before the expiration of ten (10) days following such period either (X) terminating this Agreement, or (Y) waiving the right to terminate this Agreement as a result of any such new matter or condition.  If Purchaser elects to waive the right, or is deemed to have elected to waive the right, to terminate this Agreement as aforesaid, then any new matter or condition previously objected to by Purchaser, other than Unpermittable Liens, shall become Permitted Title/Survey Matters.  If Purchaser terminates this Agreement as aforesaid, then Seller and Purchaser shall direct the Escrow Agent to return the Downpayment to Purchaser, and neither party shall have any further obligation under this Agreement, except for any obligations which are to survive the termination of this Agreement as expressly set forth herein.

7.                                       Disposition of Downpayment.  If (i) during the Inspection Period or (ii) pursuant to Section 6 above or Section 11 or Section 16(e) or Section 17 or Section 31 below, Purchaser is entitled to and does elect to terminate this Agreement in accordance with the provisions of this Agreement, Seller and Purchaser shall direct Escrow Agent to refund to Purchaser the Downpayment (or such portion thereof as shall have been deposited with Escrow Agent).  In all other events the Downpayment shall be non-refundable and if this Agreement is terminated, or if Purchaser’s shall fail to perform its obligations hereunder, Seller and Purchaser hereby direct the Escrow Agent to pay the Downpayment to Seller.  Upon such delivery of the Downpayment, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except for any obligations which are to survive the termination of this Agreement as expressly set forth herein.

8.                                       Purchaser’s Default.  If Purchaser shall default hereunder and shall fail or refuse to perform its obligation to purchase the Property in accordance with this Agreement, Seller, as its sole and exclusive remedy, shall have the right to cause Escrow Agent to deliver to Seller the Downpayment, as and for its liquidated damages (the parties hereto acknowledging that it would be difficult or impossible to accurately ascertain the amount of Seller’s damages).

9.                                       Representations.

9.1                                 Each entity comprising Seller hereby represents and warrants to Purchaser that, as of the Effective Date:

(a)                                  Sunland Towne Centre Associates, Ltd. (“Sunland”) is a limited partnership duly organized and in good standing under the laws of the State of Texas;

(b)                                 Sunland has taken all necessary partnership action to authorize the execution and performance of this Agreement and the consummation of the transactions herein contemplated and none of the provisions of this Agreement or any of the requirements of such transactions contravene or are in conflict with Sunland’s organizational documents or any other indenture or agreement to which Sunland is a party or pursuant to which its assets may be bound;

(c)                                  Del Sol Joint Venture No. 1 Associates, Ltd. (“Del Sol”) is a joint venture duly organized and in good standing under the laws of the State of Texas;

(d)                                 Del Sol has taken all necessary action to authorize the execution and performance of this Agreement and the consummation of the transactions herein contemplated and none of the provisions of this Agreement or any of the requirements of such transactions contravene or are in conflict with Del Sol’s organizational documents or any other indenture or agreement to which Del Sol is a party or pursuant to which its assets may be bound;

(e)                                  Seller owns good, marketable and indefeasible fee simple title to the Property subject only to the lien held by the First Mortgage Lender and the lien securing the payment of current, non delinquent real estate taxes and assessments, and any other matters of record;

(f)                                    There are no options, rights of first refusal or other agreements (besides this Agreement), verbal or written, with respect to the purchase and sale of the Property or any portion of it;

(g)                                 If an audit is required by a regulatory agency or lender of Purchaser or in connection with reporting requirements of Purchaser or its affiliates, Seller will agree, at Purchaser’s cost, to have an audit performed on the prior year’s financial statements and issue management representation letters consistent with Seller’s customary audit practices;

(h)                                 To the best knowledge of Seller, the Property is not subject to any condition or obligation to any governmental entity or other person requiring Seller or any transferee to donate land, money or other property to make off site public improvements;

(i)                                     Exhibit C sets forth a true, correct and complete list of all material service or other contracts or agreements in effect as of the Effective Date (the “Existing Contracts”).  All Existing Contracts are in writing and the copies of Existing Contracts delivered to Purchaser pursuant to Section 14(c) below are and shall be true, accurate and complete copies of all Existing Contracts;

(j)                                     There are no actions or proceedings pending or, to the best knowledge of Seller, threatened with respect to the development and/or operation of the Property, including, without limitation, any proceedings for condemnation or other exercise of eminent domain;

(k)                                  Except as set forth in Exhibit D attached hereto, to the best knowledge of Seller, there are no unpaid commissions due relating to Leases for space at the Property or commissions payable on renewal of the existing Leases for space at the Property;

(l)                                     To the best of Seller’s knowledge, the Property has legal access to water, gas, and electrical supply, storm, and sanitary sewerage facilities, other required public utilities (with respect to each of the aforementioned items, by means of either a direct connection to the source of such utilities or through connections available on publicly dedicated roadways directly abutting the Property), parking, and means of access between the Property and public highways and roads over recognized curb cuts;

(m)                               To the best knowledge of Seller no assessments for improvements to the Property have been made against the Property that remain unpaid, including, without limitation, those for construction of sewer and water lines and mains, streets, sidewalks and curbs.  To the best knowledge of Seller, there are no improvements which have been ordered to be made for which such assessments will be made or which have not heretofore been completed, assessed and paid for;

(n)                                 There are no liens or claims which may ripen into liens against the Property, and all amounts owing for labor and materials furnished at the Property shall be paid by Seller prior to Closing;

(o)                                 Except as set forth in Exhibit D attached hereto, there are no leases, licenses or other written agreements regarding the use and occupancy of the Property or any part thereof, and to the best knowledge of Seller there are no oral agreements regarding use or occupancy of the Property or any part thereof;

(p)                                 Exhibit D attached hereto is a true and accurate rent roll (“Rent Roll”) showing (i) all of the tenants of the Property (the “Tenants”), (ii) the commencement date of Rent for each of the Tenants, (iii) the monthly Rent payments required under each Lease, (iv) the date through which payment of Rent has been made by each Tenant, (v) whether any Tenant is delinquent on the payment of any Rent and the amount of such delinquencies, (vi) the dates of commencement and termination of the terms of the leases of each Tenant (the “Existing Leases”), (vii) the amount of any security deposit paid by each Tenant pursuant to such Tenant’s Existing Lease, (viii)  unpaid allowances, if any, (ix) prepaid rents, if any, and (x) a description of any leaseable space in the Property that is vacant.  Except as set forth on Exhibit D attached hereto, to the best knowledge of Seller, there exists no event of default by Seller or any Tenant in any of the Existing Leases or any circumstance which could, if left uncured by Seller or any Tenant, ripen into a default.  Except as set forth on Exhibit D attached hereto, there are no uncompleted contractual obligations of Seller to Tenants of the Property to build out, repair or remodel the Property.  All Existing Leases are in writing and the copies of Existing Leases delivered to Purchaser pursuant to Section 14(c) below are and shall be true and accurate copies of all Existing Leases.  During the calendar year prior to the Effective Date, if Seller has received any notice from any Tenant alleging a default by Seller under any

Existing Leases or any defect in Seller’s construction, build out, repair or remodeling obligations under the Existing Leases, such alleged default or defect has been satisfactorily resolved.

(q)                                 No portion of the Property, nor any Improvements located on the Property that are material to the operation, use, or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood, or other casualty, except to the extent that the same have been restored to their condition prior thereto;

(r)                                    The Property is taxed separately without regard to any other real estate and constitutes legally subdivided lots under all applicable use requirements, and for all purposes the Property may be mortgaged, conveyed, and otherwise dealt with as an independent parcel;

(s)                                  Seller has sent no notice to any contractor, subcontractor or materialman alleging a default under a contract or a defect in material or workmanship regarding any aspect of the construction of the Improvements; and (iii) Seller has received no notice from any contractor, subcontractor or materialman alleging a breach by Seller under any contract respecting the construction of any Improvements.

(t)                                    No statement of fact made by Seller in this Agreement, or any certificate signed by Seller and furnished by Seller to Purchaser contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.

(u)                                 Seller has not received written notification from any governmental or quasi-governmental authority that there are any violations of any Environmental Law with respect to the Property, nor has Seller received any written notice that any governmental or quasi-governmental authority is contemplating an investigation of the Property, with respect to a violation or suspected violation of any Environmental Law.  For purposes hereof, “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution, hydrocarbons, asbestos, polychlorinated biphenyls or other substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

9.2                                 Purchaser hereby represents and warrants to Seller that, as of the Effective Date:

(a)                                  Purchaser is a limited liability company, duly organized and validly existing under the laws of the State of Indiana; and

(b)                                 the execution, delivery and performance of this Agreement by Purchaser (i) are within Purchaser’s limited liability company powers, and (ii) have been duly authorized by all necessary limited liability company action.

9.3                                 Each of the representations and warranties set forth in Section 9.1 (collectively, “Seller’s Representations”) shall be deemed to have been remade at and as of the Closing Date with the same force and effect as if first made on and as of the Closing Date and shall survive Closing for a period of thirty (30) months.

10.                                 Brokers.  Each of Purchaser and Seller represents and warrants that they, respectively, have not dealt with any broker, agent, finder or similar party in connection with the transaction contemplated hereby other than Marcus & Millichap (“Broker”), whose fees shall be paid by Seller, and each of Purchaser and Seller hereby indemnifies and holds harmless the other from any liability, cost or expense (including, without limitation, reasonable attorneys’ fees and costs of enforcement of the foregoing indemnity, whether arising in any underlying action or in the enforcement of this right of indemnification) arising out of the falsity of the foregoing representation.  The provisions of this Section 10 shall survive the Closing or any earlier termination of this Agreement.

11.                                 Condemnation and Destruction.  If, prior to the Closing Date, a taking of any portion of the Property by condemnation or eminent domain (a “Taking”) or all or a portion of the Property is destroyed by fire or other casualty (a “Casualty”), then (i) Seller shall notify Purchaser of such fact and (ii) Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller on or before the earlier of the Closing Date or the date ten (10) Business Days after it receives such notice from Seller.  If Purchaser fails to exercise such termination right by such time, Purchaser shall be deemed to have waived such termination right, in which event, at the Closing, (x) Purchaser shall accept the Property subject to such Taking or subject to such Casualty (or so much of the Property as remains after such Taking or Casualty), as the case may be, with no abatement of the Purchase Price and (y) Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, either all of Seller’s interest in and to all awards for such Taking or all of Seller’s interest in and to all insurance proceeds, including business interruption coverage (if carried), payable in connection with such Casualty, and Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any loss deductible payable in connection with such insurance proceeds, as the case may be.  If Purchaser delivers a notice of termination within the time period described above, then this Agreement shall terminate, Escrow Agent shall refund the Downpayment to Purchaser, whereupon neither party shall have any further rights or obligations hereunder except for any obligations which are to survive the termination of this Agreement as expressly set forth herein.

12.                                 Escrow.  The escrow provisions attached hereto as Exhibit E shall govern the holding of the Downpayment by Escrow Agent.  Escrow Agent has executed this Agreement solely to confirm that Escrow Agent, upon receipt thereof, will hold the Downpayment in escrow, pursuant to the provisions of this Agreement, including, without limitation, Exhibit E.

13.                                 Closing Costs.  Seller shall pay for the cost of the Title Commitment and the Owner Policy.  Purchaser shall pay for the cost of any endorsements to the Owner Policy and the cost for any policy required by the First Mortgage Lender or any other lender providing financing to Purchaser.  The parties shall share equally the cost of an insured closing through the Title Company and any escrow fees and, except as provided below with respect to the Loan Assumption, any recording fees.  Each party shall pay its own legal fees and all of its other expenses in connection with this transaction.  Notwithstanding anything herein to the contrary, Purchaser agrees to pay or reimburse the First Mortgage Lender on demand for any fees, costs or expenses charged by the First Mortgage Lender, which are due and owing to the First Mortgage Lender in connection with the Loan Assumption, or associated with or in any way related to First Mortgage Lender’s review, approval, disapproval or documentation regarding the Loan Assumption by Purchaser, including, without limitation, any loan assumption fee, title insurance premiums, recording fees, and First Mortgage Lender’s attorney’s fees.  Purchaser further agrees that to the extent the First Mortgage Lender for any reason shall require additional funds to be paid or deposited with First Mortgage Lender in connection with the Loan Assumption, or to the extent that the First Mortgage Lender should require any other similar financial accommodations in connection with the Loan Assumption, Purchaser shall be exclusively responsible for such payments, deposits or financial accommodations with First Mortgage Lender.

14.                                 Seller’s Obligations.  Seller agrees that, at Seller’s sole cost and expense, between the Effective Date and the Closing Date or earlier termination of this Agreement:

(a)                                  Seller will provide or cause to be provided substantially such services with respect to the Property that have been provided by Seller or by third parties in the past in accordance with its customary practice, and shall comply with and perform in all respects its obligations under the Leases and Existing Contracts;

(b)                                 Seller will maintain casualty and liability and business interruption (or loss of rents) insurance with respect to the Property (which insurance may be effected under a blanket policy or policies of insurance) in accordance with its past practice;

(c)                                  If it has not previously done so, Seller shall, within three (3) days after the Effective Date, to the extent in Seller’s possession, furnish Purchaser with copies of the following:  Seller’s current title insurance policy, including all title exception documents; the most current survey of the Property in the Seller’s possession; copies of all Existing Leases and Existing Contracts with respect to the Property; copies of all documents, reports, studies, plans, surveys and other information now or hereafter in Seller’s possession or control regarding the Property, including, without limitation, certified financial statements including monthly income and expense figures for the previous three (3) years and the most recent year to date operating statement; all third party reports concerning the physical condition of the Property, including, without limitation, environmental, engineering, geological, or topographical studies or reports; wetlands delineations; plans and specifications for the improvements; personal property inventory; covenants, conditions and restrictions, design or architectural guidelines or limitations, operations and maintenance manual for the improvements; warranties or guarantees for the improvements or any part thereof; easements, rights of way and other such matters affecting the Property; property tax statements for the Property; a detailed listing of all utility companies servicing the Property (water, sewer, gas, electric, phone, cable, garbage, etc.) along with copies of any contracts for the same, account numbers and telephone numbers (collectively, together with the Rent Roll, Survey and Title Commitment, the “Due Diligence Materials”.  Purchaser acknowledges and agrees that Seller makes no representation or warranty, express or implied, of any nature whatsoever with respect to any of such Due Diligence Materials that were prepared, in whole or in part, by any party other than Seller;

(d)                                 Seller will make all books, records, billing information, and other documents relating to the construction, maintenance and operation of the Property reasonably available to Purchaser and its employees, agents, accountants and attorneys, at Seller’s offices in El Paso, Texas, during regular business hours and upon advance written request therefor, and, subject to Purchaser’s execution of a confidentiality agreement in form and substance reasonably acceptable to Seller and Purchaser, will permit Purchaser and Purchaser’s agents to examine and photocopy the same.  Seller hereby agrees that during the Inspection Period, Purchaser shall have the right, at Purchaser’s expense, to have an audit performed on the financial and operating statements for the Property for the current and prior two (2) years.  Seller hereby agrees to reasonably cooperate with the Purchaser in connection with such audit, and further agrees upon the request of Purchaser to issue, at Purchaser’s cost, to Purchaser’s lender or any regulatory agency identified by Purchaser customary management representation letters consistent with Seller’s customary audit practices;

(e)                                  subject to the rights of all Tenants and other occupants of the Property, Seller will permit Purchaser and its engineers and agents, at Purchaser’s sole cost and expense, to inspect the Property and all portions thereof during regular business hours upon reasonable advance request therefor and accompanied by a representative of Seller; provided, however, in no event shall Purchaser be permitted to conduct any drilling or other invasive testing of the Property without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.  Purchaser hereby agrees to repair and restore any portion of the Property damaged as a result of any inspection of the Property by Purchaser and, in addition, hereby indemnifies and holds harmless Seller from and against any and all damages, demands, claims, losses, liabilities, costs (including the cost of remediation, if necessary) and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs incurred in the enforcement of the foregoing indemnity) incurred by Seller by reason of or in connection with any injury to person or damage to property that is caused by any entry onto, or inspection of, the Property by Purchaser or Purchaser’s agents, employees, representatives or contractors in connection therewith, which indemnity shall survive the Closing or earlier termination of this Agreement;

(f)                                    Seller will cause to be performed all normal operational maintenance, repairs and replacements required or appropriate to be made to the Property in order to maintain the Property in its condition as of the Effective Date, reasonable wear and tear excepted; and

(g)                                 Seller shall not, during the pendency of this Agreement, contract for or negotiate for the sale or, other transfer or further encumbrance of the Property with any other person or entity, or enter into any lease of any part of the Property except as provided in Section 15 below.

15.                                 Approval of Lease Amendments, New Leases and Contracts.

15.1                           From and after the Effective Date, if Seller desires to enter into (i) any amendment, modification, renewal or extension of any Existing Lease (a “Proposed Lease Amendment”) or (ii) any new lease affecting any portion of the Property (a “Proposed New Lease”), Seller shall deliver written notice (“Leasing Notice”) to Purchaser, which Leasing Notice shall contain a copy of such Proposed Lease Amendment or Proposed New Lease and request Purchaser’s consent to such document.  Prior to the expiration of the Inspection Period, Seller may enter into any commercially reasonable Proposed Lease Amendment or Proposed New Lease for which Seller has timely given the Leasing Notice.  After the expiration of the Inspection Period, within five (5) Business Days after Seller delivers the Leasing Notice to Purchaser, Purchaser shall deliver written notice to Seller approving or disapproving such document.  Purchaser shall not unreasonably withhold, condition or delay its consent to any such Proposed Lease Amendment or Proposed New Lease (each, a “Proposed Lease Document”).  If Purchaser fails to deliver notice approving a Proposed Lease Document within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such Proposed Lease Document.  If Purchaser shall approve a Proposed Lease Document, then Seller shall have the right to execute such Proposed Lease Document and upon such execution and delivery, the same shall be deemed to be “approved” as herein provided for purposes of this Agreement (i.e., same shall be deemed an Approved Lease Amendment or an Approved New Lease, as applicable).  If Purchaser shall disapprove a Proposed Lease Document for which Purchaser’s consent is required hereunder prior to or on the expiration of the Inspection Period, then Seller may enter into such Proposed Lease Document, but if, as a result of the execution thereof, the appraised value of the Property is diminished, the Purchase Price shall be equitably reduced to reflect such diminution in value.  If Purchaser shall disapprove a Proposed Lease Document for which Purchaser’s consent is required hereunder after the expiration of the Inspection Period, then Seller shall not enter into such agreement.  For purposes of this Agreement, the term “Leases” shall mean the Existing Leases, together with any and all Proposed Lease Amendment or Proposed New Lease entered into prior to the expiration of the Inspection Period, and any and all Approved Lease Amendments and Approved New Leases approved pursuant to this Section 15.1.  In addition to the foregoing, from and after the Effective Date Seller will not exercise any termination right or other remedy without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.

15.2                           Prior to the end of the Inspection Period, Purchaser shall provide Seller with a list of all Existing Contracts Purchaser elects to assume (“Approved Existing Contracts”).  In the event Purchaser shall fail timely to provide such list to Seller, none of the Existing Contracts shall be deemed Approved Existing Contracts, except for any Existing Contract which may be terminated without a termination fee upon thirty (30) or fewer days’ written notice, each of which shall be deemed an Approved Existing Contract hereunder.  Seller, at its sole cost and expense, shall cause all Existing Contracts which are not Approved Existing Contracts to be terminated as of the Closing Date.  From and after the Effective Date, if Seller desires to enter into (i) any amendment, modification, renewal or extension of any Existing Contract (a “Proposed Contract Amendment”) or (ii) any new agreement or contract affecting any portion of the Property (a “Proposed New Contract”) Seller shall deliver written notice to Purchaser requesting Purchaser’s consent to such document.  Within five (5) Business Days after Seller delivers such request to Purchaser, Purchaser shall deliver written notice to Seller approving or disapproving such document.  Purchaser shall not unreasonably withhold, condition or delay its consent to any such Proposed Contract Amendment or Proposed New Contract (each, a “Proposed Contract Document”).  If Purchaser fails to deliver notice approving a Proposed Contract Document within the five (5) Business Day period set forth above, Purchaser shall be deemed to have approved such Proposed Contract Document.  If Purchaser shall approve a Proposed Contract Document, then Seller shall have the right to execute such document and upon such execution and delivery, the same shall be deemed to be an “Approved Contract Amendment” or “Approved New Contract”, as the case may be, for purposes of this Agreement.  If Purchaser shall disapprove a Proposed Contract Document, then Seller shall not enter into such document.  Notwithstanding the foregoing, Seller shall have the right, without the necessity of obtaining the approval of Purchaser, to execute any amendment, modification, renewal or extension of an Existing Contract or and any new agreement or contract (including technology or telecommunications agreements) affecting the Property if and to the extent that such document (a) will not be binding upon Purchaser after the Closing Date or (b) may be terminated upon thirty (30) or fewer days’ prior written notice without the payment of a termination fee.  For purposes of this Agreement the term “Approved Contracts” shall mean the Approved Existing Contracts, together with any and all Approved Contract Amendments and Approved New Contracts approved pursuant to this Section 15.2.

15.3                           Except for the obligations of Seller under the First Mortgage Loan which are assumed by Purchaser, the Leases, the Approved Contracts and taxes and assessments on the Land, Improvements and Personal Property that are not yet due and payable on the Closing Date but which Purchaser has agreed to pay from and after the Closing Date, which Purchaser expressly agrees in writing to assume pursuant to the Assignment and Assumption, Purchaser shall not assume, nor be responsible for, any liability, obligation or commitment of Seller whatsoever, whether actual, absolute, accrued, contingent or otherwise, arising out of or in connection with any set of facts or circumstances occurring prior to or after the Closing Date, including, without limitation, (a) any accounts or other obligations or claims payable; (b) any liabilities relating to any federal, state or local income, use, sales, employee withholding, social security, unemployment, or other taxes or contributions of any kind and whether relating to any year or period (or portion thereof) ended on, prior or subsequent to the Closing Date; (c) any liabilities or obligations arising under any contract or agreement to which Seller is a party or relating to any violation or breach of any thereof; (d) any liabilities incurred by Seller in connection with or relating to this Agreement or the transactions contemplated hereby; and (e) any liabilities arising out of any litigation or proceeding pending or threatened against Seller as of the Closing Date, or arising thereafter.

16.                                 Conditions Precedent.

16.1                           Purchaser’s Conditions.  In addition to any other conditions set forth herein, Purchaser’s obligations hereunder are hereby conditioned upon Purchaser’s satisfaction with respect to each of the following matters:

(a)                                  That Seller shall have complied with each and every obligation imposed upon Seller under this Agreement;

(b)                                 That each and every representation and warranty of Seller expressed herein shall be true, complete and accurate in all material respects as of the Effective Date and the Closing Date;

(c)                                  That Seller shall have terminated each Existing Contract other than the Approved Existing Contracts;

(d)                                 That each of the Tenant Estoppels required under Section 31 hereof have been received; and;

(e)                                  That the First Mortgage Lender consents to the assumption of existing debt, upon terms and conditions reasonably acceptable to Seller and Purchaser provided that the First Mortgage Lender gives such consent within sixty (60) days after formal request by Purchaser.  Purchaser shall make such formal request in writing to First Mortgage Lender within three (3) Business Days after the Effective Date.  Purchaser shall give Seller written notice of such action, shall keep Seller reasonably informed of Purchaser’s progress in obtaining such consent, and within three (3) Business Day after Purchaser’s receipt shall provide Seller with a copy of such consent, if granted by the First Mortgage Lender together with the terms and conditions relating to the Loan Assumption, or, if received, any notice disapproving the Loan Assumption.  Purchaser shall make reasonable and good faith efforts to satisfy the First Mortgage Lender’s requirements for the Loan Assumption.  Purchaser shall bear its own costs, (but not any fees incurred by Seller for its counsel), associated with the Loan Assumption.  Seller shall reasonably cooperate in the Loan Assumption process.  Notwithstanding anything herein to the contrary, the parties agree that the written approval of Purchaser’s Loan Assumption by the First Mortgage Lender, in form and substance acceptable to Seller and Purchaser, is a condition precedent to the performance by both parties of their obligations under this Agreement, and it is hereby understood and agreed that the Loan Assumption shall be contingent upon:  (i) First Mortgage Lender’s agreement that the Seller and any current non-recourse limited guarantors of the Loan will be released from any and all obligations under the Loan at Closing pursuant to a written release agreement duly executed and acknowledged by the First Mortgage Lender in recordable form and otherwise in a form reasonably acceptable to Seller (the “Release”), and (ii) the approval by the First Mortgage Lender of the ownership structure of the new entity to be formed by Purchaser to acquire the Property and to assume the Loan obligations of Seller, specifically including any ownership structure requirements that the Purchaser may have to comply with in connection with that certain transaction involving the initial public offering of shares of Kite Realty Group Trust, a Maryland real estate investment trust, the sole general partner of Kite Realty Group, L.P; provided, however, that, if the First Mortgage Lender does not agree to execute and deliver the Release to Seller at Closing, Seller hereby agrees to close the transaction upon the request of Purchaser if the Purchaser:  (a) agrees, as to Sunland’s portion of the Property, to accept the Special Warranty Deed from Sunland for its portion of the Property subject to a Vendor’s Lien in favor of Sunland at Closing, and (b) executes and delivers to Sunland at Closing a subordinated Deed of Trust to Secure Assumption (the “Assumption Deed of Trust”) in favor of Sunland, duly executed by Purchaser and acknowledged on behalf of Purchaser, in form and substance reasonably acceptable to Sunland securing the performance of Purchaser’s obligations with respect to the Loan Assumption.

If for any reason the First Mortgage Lender disapproves Purchaser’s Loan Assumption, or has not approved such assumption within the time period specified in this Section 16(e), either party shall have the right to terminate this Agreement upon written notice to the other party, in which event, this Agreement shall terminate, Seller and Purchaser shall direct the Escrow Agent to return the Downpayment to Purchaser, and neither party shall have any further obligations under this Agreement, except for any obligations which are to survive the termination of this Agreement as expressly set forth herein.

The parties further agree that all (i) amounts held by First Mortgage Lender in the Tax and Insurance Escrow Fund (“Tax and Insurance Escrow Fund”) described in Section 7.3.1 of the Loan Agreement, and (ii) Excess Account Proceeds on deposit with LaSalle National Bank, N.A. (the “Deposit Bank”) pursuant to the terms of the Deposit Account Agreement (the “Deposit Account Agreement”), dated May 22, 1995, between Seller, the Deposit Bank, the First Mortgage Lender, and Pacific Mutual Life Insurance Company (the “Administrative Agent”) on the Closing Date, shall be paid to Seller at Closing.  As used herein, the following terms have these meanings:

“Loan Agreement” means the Loan Agreement, dated as of December 22, 1995, by and between Seller and Nomura Asset Capital Corporation, a Delaware corporation, or its assigns (the “First Mortgage Lender”); and

“Excess Account Proceeds” means any Account Proceeds (as defined in the Deposit Account Agreement) held by the Deposit Bank in the Deposit Account (as defined in the Deposit Account Agreement) on the Closing Date after the disbursement from the Deposit Account (as defined in the Deposit Account

Agreement) of the amounts directed by Administrative Agent pursuant to its Disbursement Instructions for the month in which the Closing occurs.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, Purchaser shall have the right to terminate this Agreement by written notice to Seller, in which event, this Agreement shall terminate, Seller and Purchaser shall direct Escrow Agent to return the Downpayment to Purchaser, and thereafter neither party shall have any further obligations hereunder except for those which expressly survive the termination of this Agreement.  Notwithstanding the foregoing, nothing contained in this Section 16.1 shall waive or diminish any right or remedy Purchaser may have for Seller’s default or breach of this Agreement.

16.2                           Seller’s Conditions.  In addition to any other conditions set forth herein, Seller’s obligations hereunder are hereby conditioned upon Seller’s satisfaction with respect to each of the following matters:

(a)                                  That Purchaser shall have complied with each and every obligation imposed upon Purchaser under this Agreement;

(b)                                 That each and every representation and warranty of Purchaser expressed herein shall be true, complete and accurate in all material respects as of the Effective Date and the Closing Date;

(c)                                  That Purchaser obtained the consent of the First Mortgage Lender for the Loan Assumption, and that Seller collect at Closing all of the amounts in the Tax and Insurance Escrow Fund and the Excess Account Proceeds, as provided in Section 16(e) above.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, Seller may terminate this Agreement by written notice to Purchaser, in which event, this Agreement shall terminate.  Seller and Purchaser shall direct Escrow Agent to return the Downpayment to Purchaser, and thereafter neither party shall have any further obligations hereunder except for those which expressly survive the termination of this Agreement.

17.                                 Seller’s Default.  If Seller shall default under this Agreement, then Purchaser, may:  (a) cause Escrow Agent to take the actions with respect to the Downpayment set forth in Section 7, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except for any obligations which are to survive the termination of this Agreement as expressly set forth herein; and/or (b) bring an action against Seller to seek monetary damages not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00), or for specific performance of Seller’s obligations hereunder.

18.                                 Non-Liability.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, lender, partner or agent of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of

Seller nor any other person, partnership, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, lender, partner or agent of Purchaser nor any of the directors, officers, employees, shareholders, members, managers, partners or agents of any of the directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser nor any other person, partnership, corporation or trust, as principal of Purchaser, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

19.                                 Notices.  Notices or other communications required or permitted to be given pursuant to this Agreement shall be delivered in accordance with the provisions of Exhibit F.

20.                                 Entire Agreement.  This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

21.                                 Amendments.  This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument.

22.                                 No Waiver.  No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

23.                                 Successors and Assigns.  Seller may assign this Agreement pursuant to Section 28 below.  The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties, provided, however, except for an assignment to a Permitted Assignee (hereinafter defined), Purchaser may not assign this Agreement or any of Purchaser’s rights hereunder without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion except as provided in Section 32.  As used herein, a “Permitted Assignee” shall mean any existing or to-be-formed Affiliate of Purchaser, including without limitation the to-be formed entity KRG Sunland, LP, an Indiana limited partnership, any wholly owned subsidiary of Purchaser and/or the members of Purchaser, and any qualified intermediary selected by Purchaser pursuant to Section 28 hereof.  Purchaser shall notify Seller of any assignment, including the name and address of any assignee.  Purchaser agrees that no such assignment shall relieve Purchaser of its obligations hereunder.  As used in this Section 23, the term “Affiliate” means, as to any Purchaser, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with

Purchaser.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ability to exercise voting power, by contract or otherwise.

24.                                 Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

25.                                 Paragraph Headings.  The headings of the various paragraphs of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement.

26.                                 Governing Law.  This Agreement shall be governed by, and shall be interpreted, construed and enforced in accordance with, the laws of the States where the Property are located without regard to its rules regarding conflicts of law.

27.                                 Binding Effect.  This Agreement does not constitute an offer to sell or purchase and shall not bind Seller or Purchaser unless and until Seller and Purchaser, in their respective sole discretion, elects to be bound hereby by executing and delivering to the other an original counterpart hereof.

28.                                 Tax-Deferred Exchange.  If either party desires to effectuate the transaction contemplated by this Agreement as a tax-deferred exchange, then upon request made by such party, the other party shall cooperate fully with such party in effectuating such tax-deferred exchange, such cooperation to include, without limitation, executing and delivering all documents and instruments necessary, for such purpose, provided that such party shall reimburse the other party for any reasonable fees, including reasonable attorney’s fees, costs or expenses incurred by the other party in connection with such cooperation.  A party’s ability to consummate an exchange shall not be a condition to the obligations of such party under this Agreement.

29.                                 Prevailing Party to Receive Attorneys’ Fees.  In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to receive from the losing party an amount equal to the prevailing party’s costs incurred in such litigation, including, without limitation, the prevailing party’s reasonable attorneys’ fees, costs and disbursements.  The provisions of this Section 29 shall survive the Closing or any earlier termination of this Agreement.

30.                                 Inspection Period.  Purchaser shall have the right to conduct a due diligence review (the “Due Diligence Review”) of the Property, of all Due Diligence Materials, of the books and records pursuant to Section 14(d), and of all other documents and materials to be furnished or made available by Seller pursuant to this Agreement, to approve same in Purchaser’s sole discretion during the period beginning on the Effective Date and ending on the date which is the later of (a) thirty (30) days after the date of receipt by Purchaser of the last of the Due Diligence Materials or (b) ten (10) days after the Effective Date (the “Inspection Period”), which shall include the right to conduct any and all tests, inspections, investigations, assessments, analyses, and reviews that Purchaser deems necessary or appropriate (including, without limitation, environmental assessments, investigations and analyses regarding access, drainage, geotechnical information, habitat, archaeology, physical condition of the Property, utilities, and review and analysis of the existing zoning classification of, and commitments and restriction affecting the Property).  All such inspections made by Purchaser are to be made at Purchaser’s expense.  Purchaser will be liable for any damage caused to the Property or to any persons thereon during said inspections.  Purchaser hereby agrees to indemnify and hold harmless Seller from and against any such damage or injury or claims and causes of action resulting therefrom.  Seller agrees to permit Purchaser, or Purchaser’s representatives and agents, to enter upon the Property at any time hereafter for the purpose of making the inspections heretofore referred to, and to permit Purchaser or its agents or representatives to conduct any such inspections.  Purchaser’s inspection of the Property shall be conducted during regular business hours upon reasonable prior written notice to Seller.  The Seller shall have the right to require a representative of Seller to be present during any inspection of the Property.  Purchaser’s Inspection shall not interfere with the operations or business of any tenant.  It is a condition of Purchaser’s obligations under this Agreement that Purchaser must be satisfied, in its sole and absolute discretion, with its Due Diligence Review and the results thereof.  On or before the expiration of the Inspection Period, Purchaser shall deliver written notice (the “Diligence Notice”) to Seller stating either: (a) that Purchaser is dissatisfied with the results of its Due Diligence Review and elects to terminate this Agreement, in which event this Agreement shall terminate and Escrow Agent shall take such actions with respect to the Downpayment as are set forth in Section 7, whereupon neither party shall have any further rights or obligations under this Agreement except for any obligations which are to survive the termination of this Agreement as expressly set forth herein; or (b) that Purchaser elects not to terminate this Agreement and accompanied by the Additional Deposit, in which event Purchaser shall thereupon be deemed to have waived any right to terminate this Agreement pursuant to the provisions of this Section 30, this Agreement shall continue in full force and effect in accordance with its terms, and the Downpayment shall thereupon become nonrefundable except as otherwise expressly set forth herein.  The failure of Purchaser to deliver any Diligence Notice to Seller during the Inspection Period as provided in the immediately preceding sentence shall be deemed to be the delivery of a Diligence Notice by Purchaser on the last day of the Inspection Period under clause (b) above.  Time shall be of the essence with respect to Purchaser’s right and obligation to deliver the Diligence Notice.

31.                                 Estoppel Certificates and Subordination Agreements.  During the period commencing on the Effective Date and ending on the Closing Date, Seller shall exercise its best efforts to obtain an estoppel certificate (each, a “Tenant Estoppel Certificate”) and subordination, non-disturbance and attornment agreement (each, a “Tenant SNDA”) from (a) each of K-Mart, Circuit City, Ross, PetsMart and Office Max, and (b) other Tenants whose aggregate leasable square footage under their respective Leases is not less than seventy-five percent (75%) of the remaining total leasable square footage in the Property, all in form and substance acceptable to Seller and Purchaser in all respects (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the subtenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein).  Purchaser shall endeavor to provide to Seller a form of SNDA acceptable to Purchaser’s lender as soon as reasonably practicable after the Effective Date.  If by the Closing Date Seller is unable to obtain executed Tenant Estoppel Certificates and Tenant SNDAs meeting the requirements of this Section 31, then Purchaser may, as its sole remedy, either (i) waive the delivery of such Tenant Estoppel Certificates and/or such Tenant SNDAs and proceed to close this transaction on the Closing Date or (ii) terminate this Agreement in its entirety by giving Seller written notice on the Closing Date in which event the Downpayment shall be immediately returned to Purchaser, and the parties shall be released from this Agreement and from any and all liability or obligation hereunder.  If Purchaser fails to give Seller such written notice of termination on the Closing Date, it shall be presumed that Purchaser has waived any objection to Seller’s inability to furnish such Tenant Estoppel Certificates and/or Tenant SNDAs.  With respect to any Tenant for which a Tenant Estoppel Certificate is not obtained, Seller will deliver to Purchaser at Closing a certificate certifying as correct those matters which would have been in the Tenant Estoppel Certificate of such Tenant.

32.                                 Lender’s Requirements.  Seller acknowledges that, in connection with certain obligations (the “Obligations”) of Purchaser to Lehman Commercial Paper, Inc. (“Lender”), the Purchaser has pledged as security for Lender’s benefit all of its right, title, claim or interest in or to this Agreement, including without limitation, the Downpayment paid by Purchaser hereunder.  Seller agrees that Lender shall have the right, but not the obligation, to perform any term, covenant, condition or agreement and to remedy any default by the Purchaser under this Agreement, and that Seller shall accept performance by Lender with the same force and effect as if furnished by the Purchaser.  Seller agrees that in the event the Seller is obligated to return the Downpayment to the Purchaser, the Downpayment shall be paid directly to the Lender at the address set forth on Exhibit F.  Seller shall not unreasonably withhold its consent to any assignment of this Agreement by Lender, its successors and/or assigns, following exercise by Lender of its remedies under the loan documents executed by Purchaser in connection with the Obligations.  Seller and Purchaser shall not modify this Agreement in any material respect or accept a surrender of this Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

SELLER:

SUNLAND TOWNE CENTRE ASSOCIATES, LTD., a Texas limited partnership

By: Sunland Towne Centre, Inc., a Texas corporation, General Partner

By:	/s/ William Kell

Name: William Kell

Title: Executive Vice President

DEL SOL JOINT VENTURE NO. 2, a Texas joint venture

By:	Del Sun, LLC, a Nevada limited liability company, Joint Venturer

	By:	Hunt ELP, Ltd., a Texas limited partnership, Member

		By:	HB GP, LLC, a Nevada limited liability company, General Partner

			By:	/s/ William Kell

Name: William Kell

Title: Executive Vice President

By:	Del Sun Partners II, Ltd., a Texas limited partnership, Joint Venturer

	By:	Del Sun, LLC, a Nevada limited liability company, General Partner

		By:	Hunt ELP, Ltd., a Texas limited partnership, Member

			By:	HB GP, LLC, a Nevada limited liability company, General Partner

	By:	/s/ William Kell

Name: William Kell

Title: Executive Vice President

PURCHASER:

KRG CAPITAL, LLC, an Indiana limited liability company

By:	/s/ John A. Kite

Name: John A. Kite

Title: Chief Operating Officer

The undersigned has executed this Agreement solely to confirm its receipt of the Deposit and acceptance of the duties of Escrow Agent as set forth in Section 12 hereof.

DEL NORTE TITLE COMPANY, LLC

[915-581-8900]

By:	/s/ Teresa Darling

Name: Teresa Darling

Title: Escrow Officer

EXHIBIT A

LEGAL DESCRIPTION

Being a portion of Lot 1, Block 6, Coronado Del Sol, Unit Two, and a portion of Tract 4F, T.F. White Survey No. 3, City of El Paso, El Paso County, Texas and being more particularly described by metes and bounds as follows:

COMMENCING FOR REFERENCE at the City Monument at the centerline Intersection of Mesa Hills Drive and Bluff Ridge Drive;

THENCE, along the centerline of said Bluff Ridge Drive, the following three courses:

North 08°12’13” West, a distance of 45.00 feet to a point at the beginning of a curve to the right;

Along the arc of said curve (Delta Angle = 17°47’57”, Radius = 692.58 feet, Chord a North 00°41’46” East, 214.29 feet) a distance of 215.15 feet to a point;

North 09°35’44” East, a distance of 154.98 feet to a point;

THENCE, leaving said centerline, South 80°24’16” East, a distance of 35.00 feet to a set 1/2” rebar with cap in the easterly right-of-way line of said Bluff Ridge Drive and POINT OF BEGINNING for the herein described tract;

THENCE, along the easterly right-of-way line of said Bluff Ridge Drive in a curve to the left (Delta Angle = 27°12’16”, Radius = 635.00 feet, Chord = North 04°00’24” West, 298.68 feet) a distance of 301.50 feet to a found 1/2” rebar with cap at the southwest corner of Lot 86, Block 1, Coronado Del Sol;

THENCE, along the south line of said Block 1, the following nine courses:

North 73°09’50’ East, a distance of 245.96 feet to a found 1/2” rebar with cap;

North 32°04’36” East, a distance of 121.26 feet to a found 1/2” rebar with cap;

North 08°32’31” West, a distance of 140.65 feet to a found 1/2° rebar with cap;

North 30°14’38” East, a distance of 67.68 feet to a found concrete nail;

North 72°01’13” East, a distance of 215.81 feet to a found concrete nail;

South 25°34’24” East, a distance of 179.42 feet to a set 1/2” rebar with cap;

North 65°38’34” East, a distance of 225.84 feet to a found 1/2” rebar with cap;

South 44°57’00’ East, a distance of 83.64 feet to a found Subland rebar;

North 45°03’00” East, a distance of 739.07 feet to a set 1/2” rebar with cap;

THENCE, leaving said south line of Block 1, South 31°56’28” East, a distance of 124.36 feet to a set 1/2” rebar with cap;

THENCE, South 16°34’29” West, a distance of 476.04 feet to a set 1/2” rebar with cap in the south line of said Tract 4F, T.F. White Survey No. 3;

THENCE, along said south line, North 45°03’00” East, a distance of 50.41 feet to a set 1/2” rebar with cap in the northeasterly line of said Lot 1, Block 6, Coronado Del Sol, Unit 2;

THENCE, along said northeasterly line, the following two courses;

THENCE, along the arc of a curve to the left (Delta Angle = 61°58’28”, Radius = 428.81 feet, Chord = South 13°58’43” East, 441.54 feet) a distance of 463.83 feet to a set 1/2” rebar with cap;

THENCE, South 44°57’00” East, a distance of 419.63 feet to a set 1/2” rebar with cap at the southeast comer of said Lot 1 In the northerly right-of-way line of said Sunland Park Drive;

THENCE, along said right-of-way line, the following three courses:

South 45°03’00” West, a distance of 290.32 feet to a set 1/2” rebar with cap at the beginning of a curve to the right;

Along the arc of said curve (Delta Angle = 13°07’37”, Radius = 1,850.08 feet, Chord = South 51°36’36” West, 422.94 feet) a distance of 423.87 feet to a set 1/2” rebar with cap;

South 60,°07’18” West, a distance of 70.88 feet to a set 1/2” rebar with cap;

THENCE, leaving said right-of-way line, North 44°58’30” West, a distance of 341.20 feet to a found 1/2” rebar with cap;

THENCE, South 90°00’00” West, a distance of 279.14 feet to a found 1/2” rebar with cap at the beginning of a curve to the left;

THENCE, Along the arc of said curve (Delta Angle = 44°58’58”, Radius = 140.00 feet, Chord = South 67°30’31” West, 107.11 feet) a distance of 109.91 feet to a found 1/2” rebar with cap;

THENCE, South 45°01’02” West, a distance of 110.33 feet to a found “X” in concrete in the northeasterly right-of-way line of said Mesa Hills Drive;

THENCE, along said right-of-way Line in a curve to the left (Delta Angle = 44°58’53”, Radius = 610.00 feet, Chord = North 69°45’36” West, 466.69 feet) a distance of 478.89 feet to a set 1/2” rebar with cap in the easterly right of way line of said Bluff Ridge Drive;

THENCE, along said right-of-way line, the following three courses:

Along the arc of a curve to the right (Delta Angle = 87°50’35”, Radius = 30.00 feet, Chord = North 48°19’44” West, 41.62 feet) a distance of 45.99 feet to a set 1/2” rebar with cap at the beginning of a curve to the right;

Along the arc of said curve (Delta Angle = 14°00’11”, Radius = 657.58 feet, Chord = North 02°35’38” East, 160.31 feet) a distance of 160.71 feet to a set 1/2” rebar with cap;

North 09°35’44” East, a distance of 154.98 feet to the POINT OF BEGINNING and containing 38.084 acres of land.

Being a portion of Lot 1, Block 6, Coronado Del Sol, Unit Two, City of El Paso, El Paso County, Texas and being more particularly described by metes and bounds as follows:

COMMENCING FOR REFERENCE at the City Monument at the Intersection of Sunland Park Drive and Mesa Hills Drive;

THENCE, along the centerline of said Mesa Hills Drive, North 35°03’02” West, a distance of 245.04 feet to a point;

THENCE, leaving said centerline, North 54°56’68” East, a distance of 72.00 feet to a point in the northeasterly right-of-way line of said Mesa Hills Drive and POINT OF BEGINNING for the herein described tract;

THENCE, along said northeasterly right-of-way line, the following four courses:

North 35°03’02” West, a distance of 15.60 feet to a point at the beginning of a curve to the left;

Along the arc of said curve (Delta Angle = 12°27’34”, Radius = 358.53 feet, Chord = North 41°16’49” West, 77.81 feet) a distance of 77.97 feet to a point at the beginning of a curve to the right;

Along the arc of said curve (Delta Angle = 02°20’55”, Radius = 1,829.10 feet, Chord = North 46°20’09” West, 74.97 feet) a distance of 74.98 feet to a point at the beginning of a curve to the left;

Along the arc of said curve (Delta Angle = 02°06’28”, Radius = 610.00 feet, Chord = North 46°12’55” West, 22.44 feet) a distance of 22.44 feet to a point;

THENCE, leaving said right-of-way line, North 45°01’02” East, a distance of 110.33 feet to a point at the beginning of a curve to the right;

THENCE, along the arc of said curve (Delta Angle = 44°58’58”, Radius = 140.00 feet, Chord = North 67°30’31” East, 107.11 feet) a distance of 109.91 feet to a point;

THENCE, North 90°00’00” East, a distance of 211.39 to a point;

THENCE, South 45°01’02” West, a distance of 364.28 to the POINT OF BEGINNING and containing 49,644 square feet or 1.140 acres of land.

EXHIBIT B

APPORTIONMENTS

B.1.                            If the Property or any part thereof shall be or shall have been affected by any bond or special assessment prior to the Closing Date, such bond or special assessment due and relating to the period of time prior to the Closing Date shall be paid by Seller and such bond or special assessment due or relating to the period of time from and after the Closing Date shall be paid by Purchaser.  If any bond or special assessment on the Property is payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due from and after the Closing Date).

B.2.                            If the Property or any part thereof shall be or shall have been affected by any bond or special assessment on or subsequent to the Closing Date, whether or not payable in annual installments, the entire amount of such assessment shall be paid by Purchaser.

B.3.                            If there are any water meters on the Property (other than meters measuring water consumption costs which are the obligation of tenants to pay under Leases), Seller shall furnish readings, and the unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.  If there is any fuel on hand, Seller shall furnish a reading, and the unfixed charges for such fuel, if any, for the period from the date of such reading until the Closing Date shall be apportioned based upon such reading.

B.4.                            The amount of any unpaid Taxes, water charges, sewer rents and vault charges and taxes attributable to the Property for the year in which the Closing occurs, with interest and penalties thereon, if any, shall be apportioned to the Closing Date and shall be allowed to Purchaser as a credit against the Purchase Price, provided that official bills therefor with interest and penalties thereon are furnished by Seller at the Closing.  If there are any liens or encumbrances (other than the lien held by the First Mortgage Lender) which Seller is paying and discharging pursuant to Section 6 of the Agreement, Seller may use any portion of the Purchase Price to satisfy the same, provided that the Title Company (as hereinafter defined) shall be willing to insure Purchaser against collection of such liens and/or encumbrances, including interest and penalties, in which event such liens and encumbrances shall not be objections to title.

B.5.                            To the extent that Purchaser receives Rents under Leases (including monthly payments of escalation and percentage rents and Charges or “pass throughs”) after the Closing Date where a Tenant is delinquent as of the Closing Date, Purchaser shall render an accounting to Seller with respect thereto, and the amount of such Rents shall be applied in the following order of priority: (w) first, to any costs of collection of such Rents, including reasonable attorneys fees, (x) second, to the calendar month in which the Closing occurs, (y) third, to any calendar month or months following the calendar month in which the Closing occurred until such Tenant is current on post-Closing Rents, and (z) finally, to the calendar months preceding the Closing Date until such Tenant is current on pre-Closing Rents.

B.6.                            To the extent tenants under Leases pay monthly estimates of common area maintenance charges and similar expenses (collectively, “Charges”), other than Taxes (which will be prorated exclusively under B.4 above), such estimated payments as are actually received by either party in the calendar month in which the Closing occurs and are attributable to such month shall be prorated based upon the number of days in such calendar month.  The proration at Closing shall only be of the cash actually received for such estimated payments of Charges and the parties shall adjust and reconcile the actual Charges relating to 2004 after the Closing Date in accordance with the provisions of this Section B.6.  Receipts respecting delinquent payments of estimated Charges shall initially be allocated in the manner provided in Section B.5.  The parties shall adjust and reconcile the estimated payments for Charges attributable to the entire calendar year of Closing as follows:

(a)                                  as soon as practical in 2005, Seller and Purchaser shall determine the expenditures made by each attributable to the calendar year 2004 Charges (“Total Charges”);

(b)                                 Seller shall notify Purchaser of the total of estimated payments received by Seller from tenants attributable to 2004 Charges (“Seller’s Receipts”);

(c)                                  Purchaser shall notify Seller of the total of estimated payments received by Purchaser from tenants attributable to 2004 Charges (“Purchaser’s Receipts”); and

(d)                                 Purchaser and Seller shall then adjust and reconcile the total of the Seller’s Receipts and Purchaser’s Receipts in proportion to the ratio of their respective expenditures comprising the Total Charges.  Said adjustment and reconciliation shall constitute a full and final accounting of all payments and charges payable under this Section B.6.

Each party shall provide the other with reasonable documentation and calculations respecting financial information necessary to compute the adjustment and reconciliation.  Seller shall make its books and records available after closing to Purchaser and to tenants per the terms of the Leases for the purposes of audit rights granted to such tenants.  Should a tenant under a Lease be entitled to a refund of any portion of the Charges attributable to Seller’s period of ownership, Seller agrees to make such payment to such tenant promptly.  The foregoing assumes that all Leases provide for a full pass-through of operating costs to tenants under the Leases.  To the extent any Lease has a “stop” or other term that requires the Landlord to absorb some of the operating expenses, the respective party shall be charged with that obligation for its period of ownership in connection with the adjustment and reconciliation.  The parties shall endeavor to complete the adjustment and reconciliation by March 31, 2005 and the party owing money shall pay the receiving party within ten (10) days after the determination of the final adjustment of reconciliation.

B.7.                            Percentage or other components of Rent based on gross sales, net profits or some other measure of Tenant’s economic activity (“Percentage Rent”) that is either not paid monthly or is reconciled at the end of a calendar or fiscal year, shall, to the extent actually collected by either party, be prorated on the basis of when the economic activity occurred in relation to the Closing Date, but with the activity for the month of Closing prorated evenly to the Closing Date.

Receipts respecting delinquent payments of Percentage Rent shall initially be allocated in the manner provided in Section B.5.  The parties shall adjust and reconcile Percentage Rent as follows:

(a)                                  as soon as practical at the end of each annual period for each tenant obligated to pay Percentage Rent in the year that includes the Closing Date, the Seller and Purchaser shall determine the actual amount of economic activity (e.g. sales) of the Tenant for such period by reference to Tenant’s reports, audits or other relevant information;

(b)                                 Seller shall notify Purchaser of the total amount of payments of Percentage Rent actually collected by Seller respecting that tenant for that period (“Seller’s Percentage Rent Receipts”);

(c)                                  Purchaser shall notify Seller of the total amount of Percentage Rent Payments collected by Purchaser respecting that tenant for that period (“Purchaser’s Percentage Rent Receipts”);

(d)                                 Purchaser and Seller shall then adjust and reconcile the total of Seller’s Percentage Rent Receipts and Purchaser’s Percentage Rent Receipts in proportion to the economic activity (e.g. sales) occurring before or after the Closing Date; and

(e)                                  Purchaser and Seller shall then share, on the same basis, in any necessary refund to or supplemental payment from that tenant.

By way of example, if sixty percent (60%) of the economic activity with respect to a tenant occurs prior to the Closing Date, Seller shall be entitled to sixty percent (60%) of the net Percentage Rent actually received by the parties.  Each party shall provide the other with reasonable documentation and calculations respecting the financial information necessary to compute the adjustment and reconciliation.  Seller shall make its books and records available after Closing to Purchaser.  The parties shall endeavor to complete the adjustments and reconciliation by sixty (60) days after the end of each annual period for each affected tenant.

B.8.                            Prior to the Closing, Purchaser and Seller shall cooperate to arrange for utility services to the Property to be discontinued in Seller’s name, as of the day immediately prior to the Closing Date, and to be reinstated in Purchaser’s name, as of the Closing Date.  If the foregoing cannot be effectuated, then Seller shall furnish readings of the applicable utility meters to a date not more than thirty (30) days prior to the Closing Date, and the unfixed charges, if any, based thereon for the intervening time, shall be apportioned on the basis of such last readings.

B.9.                            The provisions of this Exhibit B shall survive for one (1) year and either party shall have the right prior to expiration of such one (1) year period to require that errors related to computations and calculations under this Exhibit B be corrected and the parties agree that any errors not raised prior to the expiration of such one (1) year period shall be deemed to be waived.

EXHIBIT C

LIST OF EXISTING CONTRACTS

C-1

EXHIBIT D

RENT ROLL

D-1

EXHIBIT E

ESCROW PROVISIONS

E.1.                             The Escrow Agent shall deposit the Deposit in an interest bearing escrow account in a federally insured institution in El Paso, Texas.

E.2.                             If the Closing takes place, the Escrow Agent shall deliver the Downpayment to, or upon the instructions of, Seller at the Closing.

E.3.                             If this Agreement is terminated in accordance with the terms hereof or if the Closing does not take place under this Agreement by reason of the failure of Purchaser or Seller to comply with its obligations hereunder, then Escrow Agent shall pay the Downpayment as required by the terms of this Agreement, provided, however, that notwithstanding the foregoing, Escrow Agent shall not pay over the Downpayment to any party hereunder unless and until the following procedure is complied with:  The party requesting disbursement of the Downpayment (the “Requesting Party”) shall deliver notice to Escrow Agent and the other party hereto requesting such disbursement.  Within five (5) days after receipt of such notice of request, Escrow Agent shall deliver notice to all other parties hereto stating that the Requesting Party has requested such disbursement (and including a copy of the Requesting Party’s notice).  Within ten (10) days after receipt of Escrow Agent’s notice, the non-requesting party shall either: (i) agree to permit such disbursement by Escrow Agent or (ii) inform Escrow Agent that the non-requesting party does not agree to permit such disbursement.  If the non-requesting party acts under clause (i), then Escrow Agent shall make the disbursement as requested by the Requesting Party.  If the non-requesting party acts under clause (ii), then Escrow Agent shall not make any disbursement except as provided in Section E.5 below.  If the non-requesting party fails to respond during the foregoing ten (10) day period, same shall be deemed to be the response of the non-requesting party under clause (i) on the last day of such ten (10) day period.

E.4.                             It is agreed that;

(a)                                  the duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature, and the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith;

(b)                                 in the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either or both of the parties or their successors;

(c)                                  the Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(d)                                 the Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Seller and Purchaser, and to the extent such modification, cancellation or rescission of this Agreement would affect the Escrow Agent’s rights or obligations under this Agreement, by the Escrow Agent;

E-1

(e)                                  Seller and Purchaser shall jointly and severally reimburse and indemnify the Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of the Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising cut of or relating to this Agreement; and

(f)                                    Seller and Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith without gross negligence or willful misconduct in the performance of its duties hereunder.

E.5.                             The Escrow Agent is acting as a stake-holder only with respect to the Downpayment.  If there is any dispute as to whether the Escrow Agent is obligated to deliver all or any portion of the Downpayment or as to whom the proceeds of the Downpayment are to be delivered, the Escrow Agent shall not be required to make any delivery, but in such event the Escrow Agent shall hold the Downpayment until receipt by the Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Downpayment, or, in the absence of such authorization, the Escrow Agent shall hold the Downpayment, until the final determination of the rights of the parties in an appropriate proceeding.  If such written authorization is not given, or proceedings for such determination have not begun within ninety (90) days after the date the Escrow Agent receives written notice of such dispute, and thereafter diligently continued, the Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Downpayment in court, pending such determination.  The Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Downpayment, or if the Downpayment is split between the parties hereto, such costs of the Escrow Agent shall be split, pro rata, between Seller and Purchaser, based upon the amount of Downpayment received by each.  Upon making delivery of the Downpayment, in the manner provided in this Agreement, the Escrow Agent shall have no further liability hereunder.

E.6.                             The Escrow Agent has executed this Agreement solely to confirm (i) receipt of the Deposit and (ii) that the Escrow Agent, upon receipt thereof, will hold the Downpayment in escrow, pursuant to the provisions of this Agreement.

E-2

EXHIBIT F

NOTICES

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) upon the date of personal delivery (if notice is delivered by personal delivery), (ii) on the date of delivery, as confirmed by electronic answerback (if notice is delivered by facsimile transmission), provided a hard copy of such facsimile is sent by a method described in (i), (iii), or (iv) hereof, (iii) on the day one Business Day after deposit with a nationally recognized overnight courier service (if notice is delivered by nationally recognized overnight courier service), or (iv) on the third (3rd) Business Day following mailing from within the United States by first class United States mail, postage prepaid, certified mail return receipt requested (if notice is given in such manner), and in any case addressed to the parties at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the other):

If to Seller:

Sunland Towne Centre Associates, Ltd.

Del Sol Joint Venture No. 2

4401 N. Mesa

El Paso, Texas 79902-1107

Attention:  William Kell

Telephone:  (915) 298-4209

Facsimile:

With copy to

Mike Ainsa

Ainsa Hutson, LLP

5809 Acacia Circle

El Paso, Texas 79912

Telephone:  (915) 845-5300

Facsimile:

If to Purchaser:

KRG Capital, LLC

30 South Meridian, Suite 1100

Indianapolis, Indiana 46204

Attention:  Mr. George F. McMannis

Facsimile:  (317) 577-5605

F-1

With a copy to:

Ice Miller

One American Square, Box 82001

Indianapolis, Indiana 46282

Attention:  Mr. Phillip L. Bayt

Facsimile:  (317) 592-4608

And a copy to:

Lehman Commercial Paper, Inc.

c/o Lehman Brothers

399 Park Avenue, 8th Floor

New York, New York, 10022

Attention:  Thomas Chilton

If to Escrow Agent:

Del Norte Title Company, LLC

7170 Westwind Drive, Suite 201

El Paso, Texas 79912

Attention: Teresa Darling

Telephone:  (915) 581-8900

Facsimile:  (915) 581-8901

F-2